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                                                                    EXHIBIT 5.1

                           [Letterhead TOBIN & TOBIN]

                                  May 28, 2002

The Board of Directors
Redwood Trust, Inc
591 Redwood Highway
Suite 3100
Mill Valley, CA  94941

      Re:  Registration Statement on Form S-8 relative to the
           2002 Redwood Trust, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen

      We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan, by Redwood Trust, Inc., a Maryland corporation (the "Company"), covering an aggregate of up to 100,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock" or the Shares").

      This opinion is delivered in accordance with the requirements of Items 601(b)(5) and (23) of Regulation S-K under the Securities Act.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form S-8, relating to the Shares, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on or about the date hereof (together with all exhibits thereto, the "Registration Statement"), (ii) the Prospectus for the Shares, (iii) the Charter of the Company, as amended, (iv) the Bylaws of the Company in effect as of the date hereof, (v) resolutions of the Board of Directors of the Company relating to the issuance and of the Shares and the filing and effectiveness of the Registration Statement, adopted at a meeting on March 21, 2002, and (vi) a specimen of the certificates representing the Shares. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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The Board of Directors
Redwood Trust, Inc.
May 28, 2002
Page 2

      Members of our firm are admitted to the practice of law in the States of California, Nevada, and New York, and we do not express any opinion as to the laws of any other jurisdictions other than the corporate laws of the State of Maryland and the laws of the United States to the extent specifically addressed herein.

      Based upon and subject to the foregoing, we are of the opinion that, upon the issuance, delivery and payment therefor in the manner contemplated by the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan and the Resolutions, the Common Stock sold pursuant to the terms of the 2002 Redwood Trust, Inc. Employee Stock Purchase Plan will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion with the Commission as Exhibit
5.1 to Form S-8 and its incorporation by reference as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission that relate to that section.

         Very truly yours,

         /s/ Tobin & Tobin




Exhibit 5.1 Tobin Opinion and Consent  (ESPP)